INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN NUVEEN FUND ADVISORS, INC. AND SYMPHONY ASSET MANAGEMENT LLC

Schedule A

AMENDED AS OF DECEMBER 6, 2012

Fund Name	Effective Date	Period End	Compensation Percentage
Nuveen Symphony Credit Opportunities Fund	April 28, 2010	August 1, 2013	50%
Nuveen Symphony Floating Rate Income Fund	May 2, 2011	August 1, 2013	50%
Nuveen Symphony High Yield Bond Fund	December 10, 2012	August 1, 2014	50%

NUVEEN FUND ADVISORS, INC.		SYMPHONY ASSET MANAGEMENT LLC

By:	/s/ GIFFORD R. ZIMMERMAN	By:	/s/ GUNTHER M. STEIN
Title:	Managing Director	Title:	CIO and CEO

Dated: December 6, 2012